Exhibit 99.1

For Immediate Release

Eric Loughmiller

Executive Vice President & Chief Financial Officer

(317) 249-4254

eric.loughmiller@adesa.com

KAR Holdings, Inc. Reports Earnings for the

Year Ended December 31, 2008

Carmel, IN, March 3, 2009 — KAR Holdings, Inc. today reported its financial results for the fourth quarter and year ended December 31, 2008. For the fourth quarter of 2008, the company reported revenue of $396.2 million as compared with fourth quarter 2007 revenue of $398.4 million, a decline of 0.6%. Adjusted EBITDA declined 34.1% to $57.8 million in the fourth quarter of 2008, as compared with fourth quarter 2007 Adjusted EBITDA of $87.7 million.

For the year ended December 31, 2008, the company reported that revenue rose 11.5% to $1,771.4 million as compared with revenue of $1,588.9 million for the combined companies of KAR Holdings, Inc. (“KAR”) ADESA, Inc. (“ADESA”) and Insurance Auto Auctions, Inc. (“IAAI”), for the comparable 2007 period. Adjusted EBITDA, including the pro forma adjustment for acquisitions, for the year ended December 31, 2008, of $396.0 million was comparable to Adjusted EBITDA of $395.5 million for KAR, ADESA and IAAI combined for the comparable 2007 period.

Earnings Conference Call Information

KAR Holdings, Inc. will also be hosting an earnings conference call on Wednesday, March 4th at 11:00 a.m. EST. The call will be hosted by KAR Holdings, Inc.’s Chairman and Chief Executive Officer Brian Clingen and Executive Vice President and Chief Financial Officer, Eric Loughmiller. The conference call may be accessed by calling 1-877-604-9669 and entering participant passcode 6748889.

A replay of the call will also be available for two weeks via telephone starting approximately 30 minutes after the completion of the call. The replay may be accessed by calling 1-888-203-1112 and entering conference code 6748889.

About KAR Holdings, Inc.

KAR Holdings, Inc. is the holding company for ADESA, Inc. a leading provider of wholesale used vehicle auctions whose operations span North America with 61 used vehicle sites, Insurance Auto Auctions, Inc., the leading North American salvage auto auction company whose operations span North America with 150 sites and Automotive Finance Corporation, a leading capital funding source for the used vehicle industry with 88 sites across North America. For further information on KAR Holdings, Inc., ADESA, Inc., Insurance Auto Auctions, Inc. or Automotive Finance Corporation, visit the company’s Web site at http://www.karholdingsinc.com.

KAR Holdings, Inc.

Consolidated Statements of Operations

(In millions)

	Three Months Ended December 31,
	2008	2007
Operating revenues
ADESA Auction Services	$260.7	$245.4
IAAI Salvage Services	124.3	121.7
AFC	11.2	31.3

Total operating revenues	396.2	398.4

Operating expenses
Cost of services (exclusive of depreciation and amortization)	260.1	236.3
Selling, general and administrative	98.5	96.2
Depreciation and amortization	45.5	59.8

Total operating expenses	404.1	392.3

Operating profit (loss)	(7.9)	6.1
Interest expense	53.7	57.9
Other expense (income), net	15.0	(1.0)

Loss before income taxes	(76.6)	(50.8)
Income taxes	(27.3)	(16.5)

Net loss	$(49.3)	$(34.3)

KAR Holdings, Inc.

Consolidated Statements of Operations

(In millions)

		2007
	Year Ended December 31, 2008	January 1 – December 31, 2007 (1)	January 1 – April 19, 2007	January 1 – April 19, 2007
	KAR	KAR	ADESA	IAAI
Operating revenues
ADESA Auction Services	$1,123.4	$677.7	$325.4	$—
IAAI Salvage Services	550.3	330.1	—	114.8
AFC	97.7	95.0	45.9	—

Total operating revenues	1,771.4	1,102.8	371.3	114.8

Operating expenses
Cost of services (exclusive of depreciation and amortization)	1,053.0	627.4	187.3	76.5
Selling, general and administrative	383.7	242.4	85.5	19.5
Depreciation and amortization	182.8	126.6	15.9	7.9
Transaction expenses (2)	—	—	24.8	—
Goodwill and other intangibles impairment	164.4	—	—	—

Total operating expenses	1,783.9	996.4	313.5	103.9

Operating profit (loss)	(12.5)	106.4	57.8	10.9

Interest expense	215.2	162.3	7.8	10.0
Other expense (income), net	19.9	(7.6)	(1.9)	(0.2)

Income (loss) from continuing operations before income taxes	(247.6)	(48.3)	51.9	1.1

Income taxes	(31.4)	(10.0)	24.9	1.5

Income (loss) from continuing operations	(216.2)	(38.3)	27.0	(0.4)

Loss from discontinued operations, net of income taxes	—	—	(0.1)	—

Net income (loss)	$(216.2)	$(38.3)	$26.9	$(0.4)

(1)	KAR Holdings, Inc. was incorporated on November 9, 2006, but had no operations until the consummation of the Merger on April 20, 2007.
(2)	Expenses related to the Merger Agreement between ADESA and a group of private equity funds, consisting of legal and professional fees associated with the Merger, as well as accelerated incentive compensation costs.

KAR Holdings, Inc.

Condensed Consolidated Balance Sheets

(In millions)

	December 31,
	2008	2007
Cash and cash equivalents	$158.4	$204.1
Restricted cash	15.9	16.9
Trade receivables, net of allowances	285.7	278.3
Finance receivables, net of allowances	158.9	246.9
Retained interests in finance receivables sold	43.4	71.5
Other current assets	90.4	84.1

Total current assets	752.7	901.8

Goodwill	1,524.7	1,617.6
Customer relationships, net of accumulated amortization	805.8	844.4
Intangible and other assets	352.7	393.8
Property and equipment, net of accumulated depreciation	721.7	773.2

Total assets	$4,157.6	$4,530.8

Current liabilities, excluding current maturities of debt	$443.9	$444.1
Current maturities of debt	4.5	15.6

Total current liabilities	448.4	459.7

Long-term debt	2,522.9	2,601.1
Other non-current liabilities	435.6	456.4
Stockholders’ equity	750.7	1,013.6

Total liabilities and equity	$4,157.6	$4,530.8

ADESA Auctions Results

	Year ended December 31,
(In millions)	2008	2007 (Pro Forma)
ADESA Auction Services revenue	$1,123.4	$965.5
Cost of services*	654.9	541.5

Gross profit*	468.5	424.0
Selling, general and administrative	244.2	200.7
Depreciation and amortization	93.2	89.5

Operating profit	$131.1	$133.8

* Exclusive of depreciation and amortization

Revenue

Revenue from ADESA Auctions increased $157.9 million, or 16%, to $1,123.4 million for the year ended December 31, 2008, compared with $965.5 million for the year ended December 31, 2007. The increase in revenue was primarily a result of a 6% increase in revenue per vehicle sold for the year ended December 31, 2008 compared with the year ended December 31, 2007, and a 10% increase in the number of vehicles sold.

The 6% increase in revenue per vehicle sold resulted in increased auctions revenue of approximately $75.5 million. The increase in revenue per vehicle sold was primarily attributable to an increase in ancillary services such as transportation and other services. These factors resulted in increased ADESA Auctions revenue of approximately $61.7 million. The higher transportation and other ancillary services revenues also resulted in corresponding increases in cost of services. Incremental fee income related to selective fee increases resulted in increased ADESA Auctions revenue of approximately $11.5 million. Fluctuations in the Canadian exchange rate increased revenue by approximately $2.3 million for the year ended December 31, 2008 compared with the year ended December 31, 2007.

The total number of used vehicles sold at ADESA Auctions increased 10% for the year ended December 31, 2008 compared with year ended December 31, 2007, resulting in an increase in ADESA Auctions revenue of approximately $82.4 million. Approximately 6% of the volume sold increase was attributable to acquisitions and approximately 4% was representative of same-store volume increases.

The used vehicle conversion percentage, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at the Company’s used vehicle auctions, increased to 60.7% for the year ended December 31, 2008 compared with 60.0% for the year ended December 31, 2007. Although the conversion rate appears comparable on a consolidated basis, it is skewed due to a mix shift toward institutional vehicles which convert at a higher rate. Individually, conversion rates for dealer consignment and institutional vehicles are down compared to the prior year.

Gross Profit

For the year ended December 31, 2008, gross profit in the ADESA Auctions segment increased $44.5 million, or 10%, to $468.5 million. Gross margin for ADESA Auctions was 41.7% of revenue for the year ended December 31, 2008 compared with 43.9% of revenue for the year ended December 31, 2007. The decrease in margins as a percentage of revenues resulted from increased fuel costs and related transportation expenses, not matched by a corresponding increase in transportation revenues. The gross margin percentage decline also resulted from factors including increased rent expense and additional labor associated with handling incremental institutional vehicles. In addition, the auctions acquired in 2008 produced lower gross margins than a typical auction site as ADESA’s auction processes have not been fully implemented.

Selling, General and Administrative

Selling, general and administrative expenses for the ADESA Auctions segment increased $43.5 million, or 22%, to $244.2 million for the year ended December 31, 2008 compared with the year ended December 31, 2007, primarily due to $16.9 million of costs at acquired sites, $11.7 million of consulting and travel costs related to process improvement initiatives, a $10.7 million loss on the sale of land related to the sale-leaseback and the separate transaction in Fairburn, Georgia, a $5.1 million increase in bad debt expense, $0.6 million of marketing costs and $0.4 million of fluctuations in the Canadian exchange rate, partially offset by a decrease in compensation and related employee benefit costs.

Insurance Auto Auctions, Inc. (“IAAI”) Results

	Year ended December 31,
(In millions)	2008	2007 (Pro Forma)
IAAI Salvage Services revenue	$550.3	$482.5
Cost of services*	362.9	317.9

Gross profit*	187.4	164.6
Selling, general and administrative	70.1	67.8
Depreciation and amortization	61.6	58.6

Operating profit	$55.7	$38.2

* Exclusive of depreciation and amortization

Revenue

Revenue from IAAI increased $67.8 million, or 14%, to $550.3 million for the year ended December 31, 2008, compared with $482.5 million for the year ended December 31, 2007. The increase in revenue was a result of a 13% increase in salvage vehicles sold combined with a slight increase in revenue per vehicle sold, during the year ended December 31, 2008. The increase in salvage vehicles sold was primarily a result of volumes provided by acquisitions and greenfields of 10% in addition to growth in vehicles sold on a same-store basis of 3%.

Gross Profit

For the year ended December 31, 2008, gross profit at IAAI increased to $187.4 million, or 34% of revenue, compared with $164.6 million, or 34% of revenue, for the year ended December 31, 2007. Cost of services increased 14% due to increases related to acquisitions and greenfields, as well as costs associated with the increased volumes. IAAI experienced an increase in tow costs primarily due to increased fuel costs and related tow charges and an increase in the number of vehicles towed. In addition, IAAI experienced increases in wages and auction expenses related to the increase in the number of vehicles sold. Occupancy costs, primarily rent, increased as a result of acquiring 17 new auction sites since the first quarter of 2007.

Selling, General and Administrative

Selling, general and administrative expenses at IAAI increased $2.3 million, or 3%, to $70.1 million for the year ended December 31, 2008, compared with $67.8 million for the year ended

December 31, 2007. The increase in selling, general and administrative expenses was attributable to increases in companywide delivery expenses, supplies, advertising expenses, sales and marketing expenses, and integration expense. This increase was partially offset by a decrease in incentive compensation and a decrease in stock compensation expense attributable to the merger transactions in April 2007.

Automotive Finance Corporation (“AFC”) Results

	Year ended December 31,
(In millions except volumes and per loan amounts)	2008	2007 (Pro Forma)
AFC revenue
Securitization income	$32.4	$74.2
Interest and fee income	64.8	65.8
Other revenue	1.8	2.4
Provision for credit losses	(1.3)	(1.5)

Total AFC revenue	97.7	140.9
Cost of services*	35.2	31.8

Gross profit*	62.5	109.1
Selling, general and administrative	14.6	16.2
Depreciation and amortization	25.3	25.3
Goodwill and other intangibles impairment	164.4	—

Operating profit (loss)	$(141.8)	$67.6

Loan transactions	1,147,116	1,205,865
Revenue per loan transaction	$85	$117

* Exclusive of depreciation and amortization

Revenue

For the year ended December 31, 2008, AFC revenue decreased $43.2 million, or 31%, to $97.7 million, compared with $140.9 million for the year ended December 31, 2007. The decrease in revenue was the result of a 27% decrease in revenue per loan transaction for the year ended December 31, 2008, compared with the same period in 2007 and a 5% decrease in loan transactions to 1,147,116 for the year ended December 31, 2008.

Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $32, or 27%, primarily as a result of an increase in credit losses for both loans held and sold and decreases in net interest rate spread.

Gross Profit

For the year ended December 31, 2008, gross profit for the AFC segment decreased $46.6 million, or 43%, to $62.5 million as a result of the 31% decrease in revenue as well as a 11% increase in cost of services. Cost of services increased as a result of increased compensation and related employee benefit costs. The increase in compensation and related employee benefit costs relates to the development of Automotive Finance Consumer Division (“AFCD”), a new initiative of KAR Holdings that offers finance and insurance solutions to independent used vehicle dealers and the headcount associated with the opening of several new loan production offices during the first eight months of 2008. As a result of the current economic conditions, AFC elected to realign and downsize in certain markets in September 2008 including closing five branches and nine other locations. The realignment resulted in recognition of approximately $0.3 million of severance and rent expense for closed locations in the year ended December 31, 2008.

Selling, General and Administrative Expenses

Selling, general and administrative expenses at AFC decreased $1.6 million, or 10%, for the year ended December 31, 2008, compared with the year ended December 31, 2007. The decrease was primarily the result of decreased professional and promotional expenses as well as decreased payroll and compensation costs, partially offset by increased severance costs associated with the realignment and downsizing initiated in September 2008.

Goodwill and Other Intangibles Impairment

In light of the overall economy and in particular the automotive finance industries which continue to face severe pressures, AFC and its customer dealer base have been negatively impacted. In addition, AFC has been negatively impacted by reduced interest rate spreads. As a result of reduced interest rate spreads and increased risk associated with lending in the automotive industry, AFC has tightened credit policies and experienced a decline in its portfolio of finance receivables. These factors contributed to lower operating profits and cash flows at AFC for 2008 compared to 2007. Based on that trend, the forecasted performance was revised. As a result, in the third quarter of 2008, a noncash goodwill impairment charge of approximately $161.5 million was recorded in the AFC reporting unit. In addition, in the third quarter of 2008, a noncash tradename impairment charge of approximately $2.9 million was recorded in the AFC reporting unit.

Holding Company Results

	Year ended December 31,
(In millions)	2008	2007 (Pro Forma)
Selling, general and administrative	$54.8	$63.5
Depreciation and amortization	2.7	2.7

Operating loss	$(57.5)	$(66.2)

Selling, General and Administrative Expenses

For the year ended December 31, 2008, selling, general and administrative expenses at the holding company decreased $8.7 million, or 14%, to $54.8 million, primarily as a result of a decrease in stock-based compensation expense related to the KAR LLC and Axle LLC operating units which are remeasured each reporting period to fair value, as well as a decrease in professional fees.

KAR Holdings, Inc.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA, as presented herein, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to revenues, net income (loss) or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of the Company’s liquidity.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. The Company calculates Adjusted EBITDA by adjusting EBITDA for the items of income and expense and expected incremental revenue and cost savings as described in the Company’s $1,865 million credit agreement. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal internal measures of performance used by the Company. Management uses the Adjusted EBITDA measure to evaluate the performance of the Company and to evaluate results relative to incentive compensation targets. Adjusted EBITDA per the Credit Agreement adds the pro forma impact of recent acquisitions and the pro forma cost savings per the credit agreement to Adjusted EBITDA. This measure is used by the Company’s creditors in assessing debt covenant compliance and management believes its inclusion is appropriate to provide additional information to investors about certain covenants required pursuant to the Company’s senior secured credit facility and the notes. EBITDA, Adjusted EBITDA and Adjusted EBITDA per the Credit Agreement measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies. Results for ADESA and IAAI prior to the consummation of the Merger on April 20, 2007 have been combined.

Certain of the Company’s loan covenant calculations require financial results for the most recent four consecutive fiscal quarters. The following tables reconcile EBITDA, Adjusted EBITDA and Adjusted EBITDA per the Credit Agreement to net income (loss) for the periods presented:

	Three Months Ended				Year Ended December 31, 2008
(In millions) (Unaudited)	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
Net income (loss)	$(3.2)	$6.2	$(169.9)	$(49.3)	$(216.2)
Add back:
Income taxes	(3.7)	4.8	(5.2)	(27.3)	(31.4)
Interest expense, net of interest income	56.8	51.2	51.9	53.5	213.4
Depreciation and amortization	47.3	45.0	45.0	45.5	182.8

EBITDA	97.2	107.2	(78.2)	22.4	148.6

Nonrecurring charges	6.8	11.5	10.2	12.3	40.8
Noncash charges	6.4	3.0	168.9	22.1	200.4
Advisory services	0.9	0.9	0.9	1.0	3.7

Adjusted EBITDA	111.3	122.6	101.8	57.8	393.5

Pro forma impact of recent acquisitions	2.5	—	—	—	2.5

Adjusted EBITDA per the Credit Agreement	$113.8	$122.6	$101.8	$57.8	$396.0

KAR Holdings, Inc.

EBITDA and Adjusted EBITDA (Continued)

The calculation of Adjusted EBITDA (per the credit agreement) for the twelve months ended December 31, 2007, presented below, includes a pro forma adjustment for anticipated cost savings related to the merger totaling $10.5 million net of realized cost savings. The adjustment relates to anticipated costs savings for redundant selling, general and administrative costs for the salvage operations.

	Three Months Ended				Year Ended December 31, 2007
(In millions) (Unaudited)	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
Net income (loss)	$38.4	$(7.3)	$(8.6)	$(34.3)	$(11.8)
Add back: discontinued operations	0.1	—	—	—	0.1

Income from continuing operations	38.5	(7.3)	(8.6)	(34.3)	(11.7)
Add back:
Income taxes	24.6	4.6	3.7	(16.5)	16.4
Interest expense, net of interest income	13.3	46.6	56.3	56.0	172.2
Depreciation and amortization	18.8	32.2	39.6	59.8	150.4

EBITDA	95.2	76.1	91.0	65.0	327.3

Nonrecurring charges	1.2	5.7	4.9	12.4	24.2
Nonrecurring transaction charges	2.4	22.4	—	—	24.8
Noncash charges	5.2	1.0	0.9	9.5	16.6
Advisory services	0.1	0.8	0.9	0.8	2.6

Adjusted EBITDA	104.1	106.0	97.7	87.7	395.5

Pro forma impact of recent acquisitions	1.5	1.7	1.5	—	4.7
Pro forma cost savings per the credit agreement				5.0	5.0

Adjusted EBITDA per the credit Agreement	$105.6	$107.7	$99.2	$92.7	$405.2

KAR Holdings, Inc.

2007 Pro Forma Segment Operating Result Reconciliations

(In millions) (Unaudited)

The following unaudited pro forma condensed segment results of operations for the year ended December 31, 2007 are based on ADESA and IAAI’s financial statements for the periods from January 1, 2007 to April 19, 2007 and KAR Holdings’ financial statements for the period from January 1, 2007 to December 31, 2007, as adjusted to combine the financial statements of ADESA Impact and IAAI on a historical basis and to illustrate the estimated pro forma effects of the merger transactions as if they had been consummated on January 1, 2007. KAR Holdings had no operations during the period of January 1, 2007 to April 19, 2007.

The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma segment operating results do not purport to represent what results of operations would have been had the merger transactions actually occurred on the date indicated and they do not purport to project results for any future period. All pro forma adjustments are described more fully in the notes to the pro forma reconciliations.

ADESA Auction Services

	As Reported January 1 – December 31, 2007 (1)	Pro Forma Adjustments (2)	Pro Forma January 1 – December 31, 2007
Operating revenues	$677.7	$287.8	$965.5
Operating expenses
Cost of services (exclusive of depreciation and amortization)	386.1	155.4	541.5
Selling, general and administrative	142.8	57.9	200.7
Depreciation and amortization	64.6	24.9	89.5

Total operating expenses	593.5	238.2	831.7

Operating profit	$84.2	$49.6	$133.8

IAAI Salvage Services

	As Reported January 1 – December 31, 2007 (1)	Pro Forma Adjustments (2)	Pro Forma January 1 – December 31, 2007
Operating revenues	$330.1	$152.4	$482.5
Operating expenses
Cost of services (exclusive of depreciation and amortization)	219.0	98.9	317.9
Selling, general and administrative	44.9	22.9	67.8
Depreciation and amortization	40.0	18.6	58.6

Total operating expenses	303.9	140.4	444.3

Operating profit	$26.2	$12.0	$38.2

AFC

	As Reported January 1 – December 31, 2007 (1)	Pro Forma Adjustments (2)	Pro Forma January 1 – December 31, 2007
Operating revenues	$95.0	$45.9	$140.9
Operating expenses
Cost of services (exclusive of depreciation and amortization)	22.3	9.5	31.8
Selling, general and administrative	10.7	5.5	16.2
Depreciation and amortization	17.8	7.5	25.3

Total operating expenses	50.8	22.5	73.3

Operating profit	$44.2	$23.4	$67.6

KAR Holdings, Inc.

2007 Pro Forma Segment Operating Result Reconciliations (Continued)

(In millions) (Unaudited)

Holding Company

	As Reported January 1 – December 31, 2007 (1)	Pro Forma Adjustments (2)	Pro Forma January 1 – December 31, 2007
Operating revenues	$—	$—	$—
Operating expenses
Cost of services (exclusive of depreciation and amortization)	—	—	—
Selling, general and administrative	44.0	19.5	63.5
Depreciation and amortization	4.2	(1.5)	2.7

Total operating expenses	48.2	18.0	66.2

Operating loss	$(48.2)	$(18.0)	$(66.2)

Consolidated

	As Reported January 1 – December 31, 2007 (1)	Pro Forma Adjustments (2)	Pro Forma January 1 – December 31, 2007
Operating revenues	$1,102.8	$486.1	$1,588.9
Operating expenses
Cost of services (exclusive of depreciation and amortization)	627.4	263.8	891.2
Selling, general and administrative	242.4	105.8	348.2
Depreciation and amortization	126.6	49.5	176.1

Total operating expenses	996.4	419.1	1,415.5

Operating profit	$106.4	$67.0	$173.4

(1)	KAR Holdings, Inc. was incorporated on November 9, 2006, but had no operations until the consummation of the merger transactions on April 20, 2007. As such, these amounts are actually representative of the period April 20, 2007 through December 31, 2007.
(2)	The pro forma adjustments account for several items including:

a)	The revenues, cost of services, selling, general and administrative expenses and depreciation and amortization of ADESA and IAAI were combined for the period prior to the merger transactions – January 1, 2007 through April 19, 2007.

b)	The results of ADESA’s former salvage subsidiary, ADESA Impact, have been removed from the ADESA Auction Services results and included in the IAAI Salvage Services for the period prior to the merger transactions – January 1, 2007 through April 19, 2007.

c)	Selling, general and administrative expenses were increased to include the sponsor financial advisory fees for the period prior to the merger transactions – January 1, 2007 through April 19, 2007. In addition, certain human resources and information technology costs that ADESA had historically allocated to its segments and certain professional fees historically recorded at the segments were reclassified to the holding company.

d)	Transaction expenses, representing legal and professional fees as well as accelerated incentive compensation costs, were removed from 2007 operating results.

e)	Depreciation and amortization expense was increased as a result of the new basis of property and equipment and intangible assets.